UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2019

DIGITAL REALTY TRUST, INC.
DIGITAL REALTY TRUST, L.P.
(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200
San Francisco	,	California	94111
(Address of principal executive offices)			(Zip Code)

(415) 738-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	DLR	New York Stock Exchange
Series C Cumulative Redeemable Perpetual Preferred Stock	DLR Pr C	New York Stock Exchange
Series G Cumulative Redeemable Preferred Stock	DLR Pr G	New York Stock Exchange
Series I Cumulative Redeemable Preferred Stock	DLR Pr I	New York Stock Exchange
Series J Cumulative Redeemable Preferred Stock	DLR Pr J	New York Stock Exchange
Series K Cumulative Redeemable Preferred Stock	DLR Pr K	New York Stock Exchange
Series L Cumulative Redeemable Preferred Stock	DLR Pr L	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Digital Realty Trust, Inc.	Emerging growth company	☐
Digital Realty Trust, L.P.	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Digital Realty Trust, Inc.	☐
Digital Realty Trust, L.P.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2019, the Compensation Committee of the Board of Directors of Digital Realty Trust, Inc., which we refer to as the company, approved a new form of agreement to be entered into with certain executives upon the expiration of their current employment agreements setting forth the terms and conditions of separation under certain circumstances. We refer to this new form of executive severance agreement as the Severance Agreement. The company and DLR, LLC, which together with the company, we refer to as the employer, has entered into the Severance Agreement with Joshua A. Mills. The employer will enter into the Severance Agreement with Erich J. Sanchack, who, together with Mr. Mills, we refer to as the Executives, upon the expiration of his current employment agreement.
The Severance Agreement has a term commencing on date of execution and ending on January 31, 2022. In the event that a change in control occurs during the term of the Severance Agreement, the term will automatically be extended to the second anniversary of the date of such change in control.
The Severance Agreement provides that if the Executive’s employment is terminated by the employer without “cause” or by the Executive for “good reason” or in the event of his death or “disability” (each as defined in the Severance Agreement), then, subject to the terms and conditions of the Severance Agreement, each Executive will become eligible for a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) one times (the “Severance Multiple”) the sum of (a) the Executive’s annual base salary as in effect on the termination date, plus (b) the Executive’s target annual bonus for the fiscal year in which the termination date occurs, (ii) a prorated portion of his target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”), and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus (if any), if determined, or the target bonus if bonuses have not yet been determined (in either case, the “prior year bonus”), if any. Each Executive will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the twelve-month anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan, as well as company-paid outplacement services for twelve months following his termination.
In the event of a termination of an Executive’s employment by us without “cause” or by the Executive for “good reason” within the time period beginning sixty (60) days prior to a “change in control” (as defined in the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan) and ending on the second anniversary of such change in control, the Executive will be entitled receive the severance benefits described above, except that the Severance Multiple described in clause (i) above will be two (rather than one).
Subject to the terms and conditions of the Severance Agreement, in the event of his retirement (as defined in the Severance Agreement), the Executive will enter into a consulting agreement with the employer pursuant to which he will provide support and services to the employer.
The foregoing description of the Severance Agreement is qualified in its entirety by the full text of the Severance Agreement, a copy of which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
Executive Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ Joshua A. Mills
Joshua A. Mills
Executive Vice President, General Counsel and Secretary
Date: December 16, 2019